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                                                                    Exhibit 10.1


                      PLATINUM UNDERWRITERS HOLDINGS, LTD.
                                 SHARE UNIT PLAN
                            FOR NONEMPLOYEE DIRECTORS
                     (as amended through February 19, 2003)

1.       Introduction

                  This Platinum Underwriters Holdings, Ltd. Share Unit Plan for Nonemployee Directors (the "Plan") is intended to promote the interests of the Company and its shareholders by paying part or all of the compensation of the Company's nonemployee directors in the form of an economic equivalent of an equity interest in the Company. The Plan provides for the conversion of at least 50 percent and up to 100 percent of the Director Fees for each calendar year into units of measurement relating to the value of the Company's common shares, and for payment to the director of the value of such units after five calendar years (or upon termination from service on the Board, if earlier), so that a director will normally receive payment under the Plan each successive year in respect of the fees originally converted into units in the year preceding the fifth calendar year prior to the year of payment. The Plan shall become effective with respect to Director Fees earned in 2003. The Plan has been amended by the Board as set forth herein through February 19, 2003.

2.       Definitions




                  (a) "Board" means the Board of Directors of the Company.


                  (b) "Common Shares" means the common shares of the Company, par value $0.01.

                  (c) "Company" means Platinum Underwriters Holdings, Ltd., a Bermuda corporation.

                  (d) "Director Fees" means the annual retainer fee, meeting fees and committee fees earned by the Participant for his service on the Board.

                  (e) "Fair Market Value" of Common Shares as of a given date means the closing sales price of Common Shares on the New York Stock Exchange or other exchange or securities market as reflected on the composite index on the trading day immediately preceding the date as of which Fair Market Value is to be determined, or in the absence of any reported sales of Common Shares on such date, on the first preceding date on which any such sale shall have been reported. If the Common Shares are not listed on the New York Stock Exchange or other exchange or securities market on the date as of which Fair Market Value is to be determined, the Board shall determine in good faith the Fair Market Value in whatever manner it considers appropriate.

                  (f) "Mandatory Conversion" means the required conversion of 50 percent of a Participant's Director Fees into a Share Unit Award pursuant to
Section 5 hereof.

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                  (g) "Participant" means a member of the Board who is not an employee of the Company or any of its affiliates.

                  (h) "Realization Date" means, with respect to each Share Unit allocated to a Participant's Share Unit Account, the first business day following the earlier of (i) the date that is five years following the end of the calendar year that includes the calendar quarter for which such Share Unit is awarded to the Participant, or (ii) the date the Participant ceases to be a member of the Board.

                  (i) "Share Unit" means a non-voting unit of measurement based on the value of a Common Share, which entitles a participant to receive payment in accordance with the terms of the Plan.

                  (j) "Share Unit Account" means a book account maintained by the Company reflecting the Share Units allocated to a Participant pursuant to
Section 5 hereof as a result of the Participant's Mandatory Conversions and Voluntary Conversions and such additional Share Units as shall be credited thereto in respect of dividends paid on the Common Shares.

                  (k) "Share Unit Award" means an Award under Section 5 hereof of Share Units.

                  (l) "Voluntary Conversion" means the conversion based on the election of the Participant of all or part of a Participant's Director Fees otherwise payable to the Participant in cash into a Share Unit Award pursuant to
Section 5 hereof.

3.       Common Shares Subject to the Plan

                  (a)      Number of Shares

                  Subject to the following provisions of this Section 3, the aggregate number of Common Shares that may be issued under the Plan is 150,000 Common Shares. The Common Shares to be delivered under the Plan will be made available from authorized but unissued Common Shares or from reacquired shares. To the extent that any Share Unit Award is forfeited or terminated for any reason or is not paid in Common Shares, the number of Common Shares covered thereby shall not be charged against the foregoing maximum share limitation.

                  (b)      Adjustments

                  If there shall occur any recapitalization, reclassification, share dividend, share split, reverse share split, or other distribution with respect to the Common Shares, or other change in corporate structure affecting the Common Shares, the Board may, in the manner and to the extent that it deems appropriate and equitable and consistent with the terms of this Plan, cause an adjustment to be made in (i) the maximum number and kind of shares provided in
Section 3(a) hereof and (ii) the Share Units allocated to Participants' Share Unit Accounts in accordance with Section 5(e) hereof.

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4.       Administration

                  The Plan shall be administered by the Board. The Board shall have full authority to administer the Plan, including the discretionary authority to interpret and construe all provisions of the Plan, to resolve all questions of fact arising under the Plan, and to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate. Decisions of the Board shall be final and binding on all parties. The Board may delegate administrative responsibilities under the Plan to appropriate officers or employees of the Company. All expenses of the Plan shall be borne by the Company.

5.       Crediting of Share Units

                  (a)      Mandatory Conversions

                  For each calendar quarter in which the Plan is in effect, 50 percent of the aggregate dollar amount of a Participant's Director Fees payable for such quarter shall be converted into a Share Unit Award pursuant to Section 5(c) hereof.

                  (b)      Voluntary Conversions

                  For each calendar quarter in which the Plan is in effect, a Participant may elect to convert all or any portion of his Director Fees payable for such quarter (in addition to those required to be converted under Section 5(a) hereof) into a Share Unit Award pursuant to Section 5(c) hereof. Each Voluntary Conversion shall be made on the basis of a Participant's written election stating the amount by which such Director Fees shall be converted to a Share Unit Award. Each such election shall be made in the form required by the Board, shall be delivered to the Company no later than December 31 of the calendar year immediately preceding the calendar year for which the election is made, and shall be effective for each calendar quarter of such calendar year. In the case of a member of the Board who first becomes a Participant in middle of a calendar year, such election for such year must be made within 30 days following such member becoming a Participant, and shall apply only to calendar quarters that begin following the date such election is made.

                  (c)      Share Unit Awards

                  A Participant shall receive a Share Unit Award for each calendar quarter in respect of his Mandatory Conversion and any Voluntary Conversion applicable to such quarter. Such Share Unit Award shall equal the number of the Share Units determined by dividing (A) the aggregate dollar amount of the Participant's Director Fees that are to be converted into a Share Unit Award for the quarter, including the Mandatory Conversion and any Voluntary Conversion, by (B) the Fair Market Value of the Common Shares on the last business day of such calendar quarter. Each Share Unit Award shall be credited to the Participant's Share Unit Account as of the first day following the end of the calendar quarter for which such Share Unit Award is granted.



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                  (d)      Dividend Equivalents

                  As of any date that cash dividends are paid with respect to the Common Shares from time to time, each Participant's Share Unit Account shall be credited with an additional number of Share Units determined by dividing (A) the aggregate dollar amount of the dividends that would have been paid on the Share Units credited to the Participant's Share Unit Account as of the record date for such dividend had such Share Units been actual Common Shares by (B) the Fair Market Value of the Common Shares on the dividend payment date.

                  (e)      Certain Adjustment

                  If there shall occur any recapitalization, reclassification, share dividend, share split, reverse share split, or other distribution with respect to the Common Shares, or other change in corporate structure affecting the Common Shares, the Board may, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of this Plan, cause an adjustment to be made in the Participants' Share Unit Accounts. It is intended that in making such adjustments, the Board will seek to treat each Participant as if he were a shareholder of the Common Shares of the number of Share Units credited to his Share Unit Account (but without duplication of any benefits that may be provided under Section 4(d) hereof). Except as is expressly provided in this Section, Participants shall have no rights as a result of any such change in the Common Shares or other event.

6.       Distributions of Benefits

                  (a)      Valuation and Payment of Units

                  Subject to Section 7 hereof, a Participant shall be entitled to a benefit under the Plan with respect to each Share Unit Award upon the Realization Date for such Share Unit Award. Such benefit shall be equal to the amount determined by multiplying (A) the number of Share Units credited to the Participant's Share Unit Account in respect of the Share Unit Award for which the Realization Date has occurred by (B) the Fair Market Value of the Common Shares on the Realization Date. Each such amount shall be paid within 30 days after the applicable Realization Date, at the discretion of the Board, in cash or in Common Shares, or in some combination thereof.


                  (b)      Payment of Additional Dividends

                  Subject to Section 7 hereof, if, pursuant to Section 5(d) hereof, additional Share Units are required to be credited to a Participant's Share Unit Account in respect of Share Units that were held in the Participant's Share Unit Account as of the record date for dividends paid on the Common Shares that are paid after the payment to the Participant of a benefit in respect of such Share Units, the Company shall pay to the Participant a cash amount in respect of such dividends equal to the dollar amount of such dividends. Such amount shall be paid to the Participant within 30 days after the dividend payment date.


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                  (c)      Payment of Nonconverted Fees

                  Subject to Section 7 hereof, in the event that a Participant ceases to be a member of the Board prior to the time that Share Units are credited to his Share Unit Account pursuant to Section 5(c) hereof in respect of his Mandatory Conversion or Voluntary Conversion for a calendar quarter, the amount of all Director Fees earned by the Participant during such quarter shall be paid to the Participant in cash within 30 days after his termination of service as a director.

7.       Forfeiture of Benefits

                  Each Participant's benefits hereunder shall be nonforfeitable, except that a Participant shall forfeit all rights to all benefits hereunder in respect of Mandatory Conversions, Voluntary Conversions and Share Units credited to the Participant's Share Unit Account if the Participant's status as a director of the Company is terminated for "Cause," as determined by the Board in its sole discretion.

8.       Beneficiaries

                  Any payment required to be made to a Participant hereunder that cannot be made to the Participant because of his death shall be made to the Participant's beneficiary or beneficiaries, subject to applicable law. Each Participant shall have the right to designate in writing from time to time a beneficiary or beneficiaries by filing a written notice of such designation with the Board. In the event a beneficiary designated by the Participant does not survive the Participant and no successor beneficiary is selected, or in the event no valid designation has been made, such Participant's beneficiary shall be such Participant's estate.

9.       Unfunded Status

                  The Plan shall be unfunded, and Mandatory Conversions, Voluntary Conversions, Share Units credited to each Participant's Share Unit Account and all benefits payable to Participants under the Plan represent merely unfunded, unsecured promises of the Company to pay a sum of money to the Participant in the future.

10.      Transfers Prohibited

                  No transfer (other than pursuant to Section 8 hereof) by a Participant of any right to any payment hereunder, whether voluntary or involuntary, by operation of law or otherwise, and whether by means of alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind, shall vest the transferee with any interest or right, and any attempt to so alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any such amount, whether presently or thereafter payable, shall be void and of no force or effect.



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11.      Limitation of Rights

                  Nothing contained in the Plan shall confer upon any Participant any right (i) as a shareholder of the Company or (ii) with respect to the continuation of the Participant's status as a director of the Company.

12.      Termination and Amendment

                  The Plan may be terminated at any time by the Board. The Plan may be amended by the Board from time to time in any respect; provided, however, that no such termination or amendment may reduce the number or the value of Share Units theretofore credited or creditable to a Participant's Share Unit Account without the affected Participant's prior written consent.

13.      Choice of Law

                  The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of New York, without reference to the principles of conflicts of laws, and to applicable federal securities laws.


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